Glen Ellyn, Illinois                                    Contact:  Scott W. Hamer
January 31, 2008                                        President/CEO
Company Release                                         630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
          ANNOUNCES FOURTH QUARTER AND YEAR END 2007 OPERATING RESULTS

         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank of Wheaton/Glen Ellyn (the "Bank"), reported net income (unaudited) for the three months and year ended December 31, 2007 of $11,000 and $1.7 million, respectively. This compares to $605,000 and $2.2 million for the comparable prior year periods. For the three months ended December 31, 2007, basic and diluted earnings per share both totaled $0.01. This represents a decrease of 97.7% from $0.44 for the comparable prior year period. The decrease in net income for the quarter ended December 31, 2007 is primarily the result of the net effect of a $560,000 increase in the provision for loan losses, a $291,000 increase in non-interest expense and a $408,000 increase in interest expense, partially offset by a $139,000 increase in non-interest income, a $140,000 increase in interest income and a credit for income tax of $99,000 as opposed to an $287,000 expense for the comparable prior year period. In addition, for the year ended December 31, 2007 basic and diluted earnings per share both totaled $1.24, a decrease of 22.0% as compared to $1.59 earnings per share basic and diluted for the year ended December 31, 2006. Earnings per share information for 2006 were adjusted to reflect the 2-for-1 stock split effective December 27, 2006.

         Total assets at December 31, 2007 were $298.3 million, which represents an increase of $26.6 million, or 9.8%, compared to $271.7 million at December 31, 2006. The increase in total assets was the result of increases in loans receivable of $27.9 million, or 14.0%, to $227.7 million at December 31, 2007 from $199.8 million at December 31, 2006, and in premises and equipment, which increased $3.0 million, or 21.9%, to $16.5 million at December 31, 2007 from $13.5 million at December 31, 2006. The increase in loans is primarily due to growth in our commercial real estate portfolio which increased from $111.3 million to $125.6 million and our home equity lines of credit which increased from $35.2 million to $47.8 million year-over-year. The growth in loans is primarily due to continued strong business relationships within our community maintained by our loan staff. The increase in premises and equipment is primarily due to the Company's construction costs associated with its fourth full-service location in Wheaton, Illinois. This facility in north Wheaton opened November 21, 2007. These increases were partially offset by decreases in cash and cash equivalents of $2.8 million, or 26.7%, to $7.8 million at December 31, 2007 from $10.6 million at December 31, 2006 and cash value of life insurance of $215,000, or 3.9%, to $5.2 million at December 31, 2007 from $5.5 million at December 31, 2006. The decrease in cash value of life insurance was primarily due to the receipt of a $478,000 claim. Deposits increased by $14.3 million, or 6.1%, to $249.0 million at December 31, 2007 from $234.7 million at December 31, 2006. Deposits increased primarily due to the success of recent promotions and the opening of the Bank's newest facility in north Wheaton. Borrowed money, consisting of FHLB advances and overnight borrowings, increased $14.5 million to $25.0 million at December 31, 2007 from $10.5 million at December 31, 2006 as these borrowings represented a cost effective means of funding loan growth.

         Stockholders' equity decreased $2.0 million, or 9.8%, to $18.6 million at December 31, 2007 from $20.6 million at December 31, 2006. The decrease in stockholders' equity was primarily the result of the successful completion of the Company's tender offer announced on August 14, 2007 and completed on October 1, 2007. The tender offer resulted in the Company purchasing 125,698 shares of common stock at a price of $26.00 for a total of $3,268,148. Also contributing to the decrease was dividends paid of $323,000 and a decrease of $134,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. These decreases were partially offset by the Company's net income for the year ended December 31, 2007. As of December 31, 2007 there were 1,250,880 shares of common stock outstanding, resulting in a book value of $14.85 per share.

         Net interest income before provision for loan losses decreased $268,000, or 11.3%, to $2.1 million for the three months ended December 31, 2007 and $564,000, or 5.8%, to $9.2 million for the year ended December 31, 2007 as compared to the comparable prior year periods. These decreases are primarily due to increases in the average cost of interest-bearing liabilities of 35 and 56 basis points for the three months and year ended December 31, 2007, respectively, from prior year periods. The average cost of interest-bearing liabilities increased to 3.61% and 3.52% for the three months and year ended December 31, 2007, respectively, from 3.26% and 2.96% for the comparable prior year periods. The average yield on interest-earning assets decreased to 6.52% for the three months ended December 31, 2007 from 6.77% for the prior year period and increased to 6.81% for the year ended December 31, 2007 from 6.63% for the prior year end period. The net interest margin, expressed as a percentage of average earning assets, decreased 68 basis points to 3.20% for the three months ended December 31, 2007 from 3.88% for the three months ended December 31, 2006 and decreased 37 basis points to 3.63% for the year ended December 31, 2007 from 4.00% for the year ended December 31, 2006. The decreases in yield and net interest margin were primarily attributable to the decreases in the federal funds interest rate, which occurred in September, October and December, and which had a negative impact on the adjustable rate portion of our loan portfolio. In addition, the bank did not experience a similar decrease in deposit interest rates in our local competitive market, which contributed to the increase in the overall cost of average interest-bearing liabilities.

         The provision for loan losses totaled $410,000 and $420,000 for the three months and year ended December 31, 2007, respectively. These amounts represent increases of $560,000 and $255,000 for the comparable prior year periods. The increase in the provision was the result of the Bank's loan growth during the year as well as management's quarterly analysis of the allowance for loan loss. Loan portfolio quality remained strong as nonperforming loans increased slightly to $697,000 at December 31, 2007 from $669,000 at December 31, 2006. The ratio of the allowance for loan losses to nonperforming loans totaled 282.7% and 231.5% at December 31, 2007 and December 31, 2006, respectively.

         Noninterest income increased $139,000, or 34.2%, to $547,000 for the three months ended December 31, 2007 as compared to the comparable prior year period. The increase is partially due to increases in mortgage origination income of $46,000 and service charges on deposit accounts of $20,000. Noninterest income increased $937,000, or 72.6% to $2.2 million for the year ended December 31, 2007 as compared to the comparable prior year period primarily due to increases in life insurance death benefit of $478,000, mortgage origination fee income of $215,000, gain on sale of securities of $50,000 and an increase of $69,000 in service charges on deposit accounts. The increase in mortgage origination income is due to a greater emphasis placed on this area which included an expansion of the mortgage department.

         Noninterest expense increased $291,000, or 14.2%, to $2.3 million for the three months ended December 31, 2007 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits of $140,000, building and equipment expense of $77,000 and advertising and marketing of $25,000. Noninterest expense increased $1.2 million, or 16.4%, to $9.0 million for the year ended December 31, 2007 from $7.8 million from the prior year period. This increase is primarily due to increases in compensation and benefits of $574,000, building and equipment expense of $150,000, data processing expense of $78,000, advertising and marketing of $76,000 and $21,000 was related to professional fees associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, noninterest expense for the year ended December 31, 2007 includes $46,000 associated with the self-tender offer mentioned earlier and an unamortized placement fee totaling $79,000 in connection with a redemption of trust preferred securities issued by its subsidiary Community Financial Shares Statutory Trust I. The increase in compensation and benefits expense is the result of annual merit increases and the addition of staff. The additional staff expenses are primarily due to the expansion of the mortgage department and the new facility, which opened November 21, 2007. The increase in building and equipment expense are due to higher real estate taxes as well as a higher level of depreciation expense directly related to the new facility.

         On August 14, 2007, the Company commenced a self-tender offer to purchase up to 200,000 shares of its common stock. Company shareholders were given the opportunity to sell part or all of their shares to the Company at a price of $26.00 per share. The offer to purchase shares expired on September 28, 2007. On October 1, 2007, the Company announced that it accepted for purchase 125,698 shares of its common stock representing 9.1% of the outstanding shares of common stock, at a purchase price of $26.00 for a total cost of $3.3 million, excluding fees and expenses relating to the offer.

         On December 21, 2007, the Company's board of directors approved a $0.06 per share dividend. The cash dividend will be paid on January 31, 2008 to shareholders of record on January 16, 2008.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $298.3 million in assets. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


COMMUNITY FINANCIAL SHARES, INC.
-------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)                            December 31,   September 30,   December 31,
(IN THOUSANDS)                                                                   2007           2007            2006
-------------------------------------------------------------------------------------------------------------------------
Total assets                                                                $    298,311     $   286,938    $    271,741
Loans receivable, net                                                            227,736         212,798         199,820
Investment securities available-for-sale                                          33,163          36,171          34,924
Deposits                                                                         249,033         241,888         234,725
FHLB Advances                                                                     17,500          17,500          10,500
Stockholders' equity                                                              18,580          21,803          20,601
Nonperforming assets                                                                 697             156             669
Nonperforming loans                                                                  697             156             669
Allowance for loan losses                                                          1,970           1,554           1,549
-------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Total equity to total assets                                                        6.23%           7.60%           7.58%
Allowance for loan losses as a % of nonperforming assets                           282.7%          995.7%          231.5%
Allowance for loan losses as a % of loans, net                                      0.86%           0.73%           0.77%
Book value per share                                                        $      14.85     $     15.85    $      14.98
Market value per share                                                             25.60           25.60           23.70
Dividends per share (for the quarter ended)                                         0.06            0.06            0.06

-------------------------------------------------------------------------------------------------------------------------
                                                                  12 months ended               Three months ended
                                                                    December 31,                   December 31,
                                                          ---------------------------------------------------------------
SELECTED OPERATING DATA: (UNAUDITED)                             2007            2006           2007            2006
                                                          ---------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                              $    17,212    $    16,147      $    4,302      $    4,162
Interest expense                                                   8,043          6,414           2,187           1,779
                                                             -----------    -----------      ----------      ----------
Net interest income                                                9,169          9,733           2,115           2,383
Provision for loan losses                                            420            165             410            (150)
                                                             -----------    -----------      ----------      ----------
Net interest income after provision for loan losses                8,749          9,568           1,705           2,533
Noninterest income                                                 2,227          1,290             547             408
Noninterest expense                                                9,025          7,754           2,340           2,049
                                                             -----------    -----------      ----------      ----------
Income (loss) before income tax                                    1,951          3,104             (88)            892
Income tax expense (benefit)                                         284            918             (99)            287
                                                             -----------    -----------      ----------      ----------
Net income                                                   $     1,667    $     2,186      $       11      $      605
                                                             ===========    ===========      ==========      ==========
Earnings per share - basic                                   $      1.24    $      1.59      $     0.01      $     0.44
Earnings per share - diluted                                        1.24           1.59            0.01            0.44

SELECTED PERFORMANCE RATIOS:
Return on average assets (1)                                        0.60%          0.81%           0.02%           0.89%
Return on average equity (1)                                        8.05%         11.23%           0.23%          11.82%
Noninterest expense to average total assets (1)                     3.23%          2.89%           3.20%           3.01%
Net interest margin (1)                                             3.63%          4.00%           3.20%           3.88%
Average total assets                                         $   279,719    $   268,379      $  289,867      $  269,828
Average total equity                                              20,701         19,471          18,702          20,312

(1) Annualized.